IZEA Reports Q1 2023 Revenue of $8.7 million

ORLANDO, FL (May 15, 2023) - IZEA Worldwide, Inc. (NASDAQ: IZEA), the premier provider of influencer marketing technology, data, and services for the world’s leading brands, reported its financial and operational results for the first quarter ended March 31, 2023.

Q1 2023 Financial Summary Compared to Q1 2022
•Total revenue decreased 2% to $8.7 million, compared to $8.9 million
•Managed Services revenue increased 2% to $8.5 million, compared to $8.4 million
•SaaS Services revenue decreased 55% to $0.2 million, compared to $0.5 million
•Total costs and expenses increased 7% to $12.1 million compared to $11.3 million
•Net loss was $2.8 million compared to a net loss of $2.5 million
•Adjusted EBITDA* for the quarter was $(2.2) million, compared to $(2.1) million
•Cash, cash equivalents and investments at March 31, 2023 totaled $67.5 million with no long-term debt

Q1 2023 Operational Highlights
•Officially launched IZEA Flex influencer marketing platform
•Launched two new Flex modules, generative A.I. Storyboards and cloud storage
•Awarded best company outlook by Comparably based on employee feedback
•Began transition from IZEAx legacy platform to IZEA Flex and The Creator Marketplace

* Adjusted EBITDA is a non-GAAP financial measure. Refer to the definition and reconciliation of this measure under “Use of Key Metrics and Non-GAAP Financial Measures.”

Management Commentary
“Team IZEA delivered relatively strong revenue this quarter despite the persistent macroeconomic challenges,” said Ted Murphy, IZEA’s Chairman and CEO. “Revenue in Q1 was bolstered by a large revenue backlog that has carried over from 2022, and that backlog will continue to have a positive impact on revenue as it is recognized over the coming quarters. While Q1 bookings were light year over year, the revenue backlog will dampen the effects on revenue in the front half of this year, affording us some time to rebuild our bookings while revenue catches up.”

“We continue the transition process from our legacy platform, IZEAx, to IZEA Flex and from Shake to The Creator Marketplace. We are on track to shutter IZEAx for customer use by the end of this quarter. The transition has impacted SaaS revenue and customer counts this quarter and likely will not stabilize until Q3, when we are optimistic that we can return to quarterly sequential growth. Early indications are that Marketplace and Flex both enjoy lower churn rates and acquisition costs than we saw with IZEAx.”

“Our Managed Services team has delivered the beginnings of a bookings rebound in the past few months, with April bookings the best we have seen so far this year,” continued Murphy. “We have also seen a meaningful increase in inbound leads and RFP's from both brands and agencies, which is a leading indicator of new business opportunities. We remain optimistic that the back half of this year will outperform the front half and remain focused on diversifying our client base.”

$1M Share Repurchase Authorization
On March 30, 2023, the Company announced that its Board of Directors had authorized a $1 million share repurchase of the company’s common stock. IZEA may repurchase shares of common stock from time to time through open market purchases, in privately negotiated transactions, or by other means including through the use of trading plans intended to qualify under Rule 10b-18 under the Securities Exchange Act of 1934, as amended, in accordance with applicable securities laws and other restrictions. The timing and total amount of stock repurchases will depend upon business, economic and market conditions, corporate and regulatory requirements, prevailing stock prices, and other considerations. The share repurchase program will have a term of eighteen (18) months and may be suspended or discontinued at any time and does not obligate the company to acquire any amount of common stock.

Q1 2023 Financial Results
Total revenue in the first quarter of 2023 decreased 2% to $8.7 million, compared to $8.9 million in the first quarter of 2022, with revenue from Managed Services increasing by 2% to $8.5 million in the first quarter of 2023, and revenue from SaaS

Services decreasing by 55% to $234,968 in the first quarter of 2023 compared to the first quarter of 2022.

Managed Services bookings decreased to $6.1 million compared to $12.1 million during the quarter, as we saw the contracting process slow down. March 2023 bookings were amongst the best of the fiscal year and IZEA ended the quarter with solid pipeline creation of new opportunities that ought to benefit future periods.

Revenue from SaaS Services decreased by $0.3 million, or 55%, in the first quarter of 2023 compared to the first quarter of 2022. Average licensee counts on all platforms declined in the first quarter of 2023 over the prior year as we transition to new platforms and licensing arrangements. License fee revenue was 49% lower than the prior-year quarter, while Marketplace Spend fees decreased 33% to $36,474 in the first quarter of 2023, compared to $54,100 in the first quarter of 2022.

Cost of revenue increased to $6.0 million in the first quarter of 2023, or 68% of revenue, compared to $5.2 million, or 58%, in the prior-year quarter, primarily due to higher cost deliveries on one large customer contract. The percentage cost of revenue on other customer deliveries was in range with recent historical averages.

Costs and expenses other than the cost of revenue totaled $6.2 million for the first quarter of 2023, 0.1% below the prior-year quarter. Sales and marketing costs were $2.4 million during the first quarter of 2023, 4.6% lower than the prior-year quarter, primarily due to reduced payroll costs based on performance. General and administrative costs totaled $3.4 million during the quarter, $0.1 million or 3% below the prior-year quarter, due primarily to lower overall compensation costs, partly offset by an increase in audit-related fees.

Net loss in the first quarter of 2023 was $2.8 million, or $(0.04) per share, as compared to a net loss of $2.5 million, or $(0.04) per share in the first quarter of 2022, based on 62.4 million and 62.1 million average shares outstanding, respectively.

Adjusted EBITDA (as defined below, a non-GAAP measure management uses as a proxy for operating cash flow) totaled a loss of $2.2 million in the first quarter of 2023, compared with a loss of $2.1 million in the comparative period, decreasing $0.1 million due primarily to lower net income and higher depreciation expense in the latter period. Adjusted EBITDA as a percentage of revenue in the first quarter of 2023, was a loss of 25.0% compared to a loss of 23.9% in the first quarter of 2022.

As of March 31, 2023, our cash and investments totaled $67.5 million. The company has no long-term debt borrowings outstanding.

Conference Call
IZEA will hold a conference call to discuss its first quarter 2023 results on Monday, May 15, 2023, at 5:00 p.m. EDT. IZEA's Chairman and CEO Ted Murphy, CFO Peter Biere, and COO Ryan Schram will host the call, followed by a question and answer period.

Date: Monday, May 15, 2023
Time: 5:00 p.m. EDT
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471

Please call the conference telephone number five (5) minutes prior to the start time. An operator will register your name and organization. A call replay will be available after 9:00 p.m. EDT on the same day until Monday, May 22, 2023, at 11:59 p.m. EDT.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13738014

About IZEA Worldwide, Inc.
IZEA Worldwide, Inc. (“IZEA”), is a marketing technology company providing software and professional services that enable brands to collaborate and transact with the full spectrum of today’s top social influencers and content creators. The company serves as a champion for the growing Creator Economy, enabling individuals to monetize their content, creativity, and influence. IZEA launched the industry’s first-ever influencer marketing platform in 2006 and has since facilitated nearly 4 million transactions between online buyers and sellers. Leading brands and agencies partner with IZEA to increase digital engagement, diversify brand voice, scale content production, and drive a measurable return on investment.

Use of Key Metrics and Non-GAAP Financial Measures
Managed Services bookings measure all sales orders received during a period less cancellations received or refunds given during the same period. Sales order contracts vary in complexity with each customer and range from custom content delivery to integrated marketing services; our contracts generally run from several months for smaller contracts to twelve months for larger contracts. We recognize revenue from our Managed Services contracts based on a percentage of completion basis as we deliver the content or services over time, which can vary greatly from a few weeks to a year. For this reason, Managed Services bookings, while an overall indicator of the health of our business, may not be used to predict quarterly revenues and could be subject to future adjustments.
Managed Services bookings is a useful metric as it reflects the amount of orders received in one period, even though revenue may be reflected over time. Management uses the Managed Services bookings metric to plan its operating staff, identify key customer group trends, enlighten go-to-market activities, and inform its product development efforts.

"Adjusted EBITDA" is a non-GAAP financial measure under the Securities and Exchange Commission rules. EBITDA is commonly defined as "earnings before interest, taxes, depreciation, and amortization." IZEA defines “Adjusted EBITDA” as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock-based compensation, gain or loss on asset disposals or impairment, and certain other unusual or non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in the fair value of derivatives, if applicable.
We believe that Adjusted EBITDA provides useful information to investors as it primarily excludes non-cash transactions, and it provides consistency to facilitate period-to-period comparisons.
All companies do not calculate bookings, and Adjusted EBITDA in the same manner. These metrics and financial measures, as presented by IZEA, may not be comparable to those presented by other companies. Moreover, these metrics and financial measures have limitations as analytical tools. You should not consider them in isolation or as a substitute for an analysis of our results of operations as reported under GAAP. A reconciliation of adjusted EBITDA to the most directly comparable GAAP measure is presented in the financial tables included in this press release.

Safe Harbor Statement
All statements in this release that are not based on historical fact are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, can generally be identified by the use of forward-looking terms such as “may,” “will,” “would,” “could,” “should,” “expect,” “anticipate,” “hope,” “estimate,” “optimistic,” “believe,” “intend,” “ought to,” "likely," "projects," “plans,” "pursue," "strategy" or "future," or the negative of these words or other words or expressions of similar meaning. Examples of forward-looking statements include, among others, statements we make regarding expectations concerning product development and platform launches, future financial performance and operating results, including regarding recognition of bookings as revenues, the share repurchase authorization and any use of such authorization, growth, or maintenance of customer relationships, and expectations concerning IZEA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements as a result of various factors, including, among others, the following: competitive conditions in the content and social sponsorship segment in which IZEA operates; failure to popularize one or more of the marketplace platforms of IZEA; our ability to maintain disclosure controls and procedures and internal control over financial reporting; our ability to satisfy the requirements for continued listing of our common stock on the Nasdaq Capital Market; changing economic conditions that are less favorable than expected; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Press Contact
Toni-Ann Burke
IZEA Worldwide, Inc.
Phone: 407-674-6911
Email: ir@izea.com

IZEA Worldwide, Inc.
Unaudited Consolidated Balance Sheets

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$26,156,210	$24,600,960
Accounts receivable, net	5,922,467	5,664,727
Prepaid expenses	2,918,684	3,927,453
Short term investments	17,418,187	16,106,758
Other current assets	22,050	66,441
Total current assets	52,437,598	50,366,339

Property and equipment, net of accumulated depreciation	258,151	156,774
Goodwill	4,016,722	4,016,722
Intangible assets, net of accumulated depreciation	64,953	64,953
Software development costs, net of accumulated amortization	1,603,425	1,774,033
Long term investments	23,883,523	29,296,069
Total assets	$82,264,372	$85,674,890

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	2,468,032	1,968,322
Accrued expenses	2,008,160	2,130,702
Contract liabilities	9,854,780	11,247,746
Total current liabilities	14,330,972	15,346,770

Finance obligation, less current portion	107,959	62,173
Total liabilities	14,438,931	15,408,943

Commitments and Contingencies	—	—

Stockholders’ equity:
Preferred stock; $.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.0001 par value; 200,000,000 shares authorized; 62,600,583 and 62,413,929, respectively, issued, and outstanding	6,260	6,241
Additional paid-in capital	149,383,201	149,143,567
Accumulated deficit	(80,909,405)	(78,103,066)
Accumulated other comprehensive income (loss)	(654,615)	(780,795)
Total stockholders’ equity	67,825,441	70,265,947
Total liabilities and stockholders’ equity	$82,264,372	$85,674,890

IZEA Worldwide, Inc.
Unaudited Consolidated Statements of Operations

	Three Months Ended March 31,
	2023	2022
Revenue	$8,737,722	$8,890,336

Costs and expenses:
Cost of revenue	5,960,162	5,179,724
Sales and marketing	2,404,551	2,520,343
General and administrative	3,403,608	3,502,435
Depreciation and amortization	346,262	138,829
Total costs and expenses	12,114,583	11,341,331

Loss from operations	(3,376,861)	(2,450,995)

Other income (expense):
Interest expense	(1,564)	(965)
Other income (expense), net	572,086	(24,283)
Total other income (expense), net	570,522	(25,248)

Total other income (expense), net	$(2,806,339)	$(2,476,243)

Weighted average common shares outstanding – basic and diluted	62,447,538	62,065,768
Basic and diluted loss per common share	$(0.04)	$(0.04)

IZEA Worldwide, Inc.
Unaudited Consolidated Statements of Comprehensive Loss

	Three Months Ended March 31,
	2023	2022
Net loss	$(2,806,340)	$(2,476,243)

Other comprehensive income
Unrealized gain (loss) on securities held	126,180	—
Total other comprehensive income (loss)	126,180	—

Total comprehensive income (loss)	$(2,680,160)	$(2,476,243)

IZEA Worldwide, Inc.
Revenue Details

Revenue details by type:

	Three Months Ended March 31,
	2023		2022		$ Change	% Change
Managed Services Revenue	$8,502,754	97.3%	$8,372,456	94.2%	$130,298	1.6%

Marketplace Spend Fees	36,474	0.4%	54,100	0.6%	(17,626)	(32.6)%
License Fees	190,382	2.2%	374,441	4.2%	(184,059)	(49.2)%
Other Fees	8,112	0.1%	89,339	1.0%	(81,227)	(90.9)%
SaaS Services Revenue	234,968	2.7%	517,880	5.8%	(282,912)	(54.6)%

Total Revenue	$8,737,722	100.0%	$8,890,336	100.0%	$(152,614)	(1.7)%

IZEA Worldwide, Inc.
Reconciliation of GAAP Net loss to Non-GAAP Adjusted EBITDA

	Three Months Ended March 31,
	2023	2022
Net loss	$(2,806,339)	$(2,476,243)
Write down of digital assets	—	62,976
Non-cash stock-based compensation	195,524	117,192
Non-cash stock issued for payment of services	75,000	31,223
Interest expense	1,564	965
Depreciation and amortization	346,262	138,829
Other non-cash items	—	(663)
Adjusted EBITDA	$(2,187,989)	$(2,125,721)

Revenue	$8,737,722	$8,890,336
Adjusted EBITDA as a % of Revenue	(25.0)%	(23.9)%